NASB Financial, Inc.

                             NEWS RELEASE

Contact:  Rhonda Nyhus
          Vice President and Treasurer
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Financial Results

	Grandview, Missouri (December 7, 2010) - NASB Financial, Inc. (NASDAQ:
NASB) announced today net income for the quarter ended September 30, 2010, of $2,235,000 or $0.28 per share. This compares to a net loss of $460,000 or $(0.06) per share for the quarter ended June 30, 2010, and compares to net income of $6,088,000 or $0.77 per share for the quarter ended September 30, 2009.

     Net income for the twelve months ended September 30, 2010, was $6,323,000 or $0.80 per share, compared to net income of $18,709,000 or $2.38 per share for the twelve months ended September 30, 2009.

     The provision for loan losses was $30.5 million for the fiscal year ended September 30, 2010, compared to $11.3 million for the fiscal year ended September 30, 2009. The provision for loan losses can fluctuate based upon management's assessment of changes in economic conditions, the level of classified assets, and the amount of loan charge-offs and recoveries during the period. Management believes that this provision and the corresponding loan loss reserves are appropriate, given the current level of estimated credit losses within the Bank's loan portfolios.

     Non-interest expense for the twelve months ended September 30, 2010, was $57.7 million, compared to $46.7 million for the twelve months ended September 30, 2009. This increase resulted primarily from increased activity the Company's mortgage banking division.

     NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.
                (Financial Highlights Schedule Attached)


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NASB Financial, Inc.
Financial Highlights
(Dollars in thousands, except per share data)

                                                 Three months ended              Twelve months ended
                                        -------------------------------------  -----------------------
                                          9/30/10      6/30/10      9/30/09      9/30/10      9/30/09
                                        -------------------------------------  -----------------------
EARNINGS DATA:
Net interest income                    $   12,994       13,930       13,629       53,848       47,405
Provision for loan losses                   5,000       11,500        6,000       30,500       11,250
Non-interest income                        12,544       11,522       13,323       43,580       40,494
Non-interest expense                       16,781       14,909       11,541       57,667       46,716
Income tax expense                          1,522         (497)       3,323        2,938       11,224
                                           -------      -------      -------      -------      ------
   Net income                          $    2,235         (460)       6,088        6,323       18,709
                                           =======      =======      =======      =======      ======

FINANCIAL CONDITION DATA:
Total assets                           $ 1,434,196    1,415,928    1,559,562    1,434,196   1,559,562
Total loans and mortgage-backed
  and related securities, net            1,268,073    1,288,968    1,378,036    1,268,073   1,378,036
Customer and brokered deposit accounts     933,453      859,461      904,625      933,453     904,625
Stockholders' equity                       167,762      165,321      166,388      167,762     166,388


FINANCIAL RATIOS AND PER SHARE DATA:
Book value per share                   $     21.32        21.01        21.15        21.32       21.15
Earnings per share                            0.28        (0.06)        0.77         0.80        2.38
Cash dividends paid per share                 0.00         0.00        0.225         0.45        0.90


Return on assets (annualized net income
  divided by total average assets)           0.63%      (0.13)%        1.53%        0.42%       1.22%

Return on equity (annualized net income
  divided by average stockholders' equity)   5.37%      (1.11)%       14.83%        3.78%      11.74%


Weighted average shares outstanding      7,867,614    7,867,614    7,867,614    7,867,614   7,867,614

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